AETNA VARIABLE FUND

                 DIRECTORS' DEFERRED COMPENSATION PLAN


I.       INTRODUCTION

         1.01 This Deferred Compensation Plan (the "Plan") has been established by resolution of the Boards of Trustees/Directors (the "Board") of Aetna Variable Fund (the "Fund") using the format that has been established for use by all open-end management investment companies, whether now existing or to be created, that are advised by Aetna Life Insurance and Annuity Company ("ALIAC") or its successor. The purpose of the Plan is to provide retirement benefits for those directors or trustees, as the case may be, of the Fund who are not employees of the Fund, its distributor or administrator, or ALIAC, or any affiliate of ALIAC.

         1.02 The Plan shall be administered by the Board or by such person or persons as the Board may designate to carry out administrative functions hereunder (the "Plan Administrator"). The Plan Administrator shall have complete discretion to interpret and administer the Plan in accordance with its terms, and its determinations shall be binding on all persons except for the provisions of ARTICLE VIII, whereunder action by the full Board shall be required.

II.      DEFINITIONS

         2.01 Beneficiary or Beneficiaries: The person, persons, or legal entities designated by the Participant in the Participant's Deferral Agreement who are entitled to receive payments under this Plan that become payable to such person, persons, or legal entities in the event of the Participant's death. If more than one designated beneficiary survives the Participant, payments shall be made equally, unless otherwise provided in the beneficiary designation. Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries. Secondary beneficiaries are considered designated beneficiaries and are entitled to payments under the Plan only in the event that there are no primary beneficiaries surviving the Participant.

         2.02 Compensation. The annual retainer fees earned by a Participant for service as a director of the Fund; the annual retainer fee earned by a Participant for membership to a Committee of the Board; and any fees earned by a Participant for attendance at meetings of the Board and any of its Committees, all or a portion of which may be deferred.

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         2.03     Deferral  Agreement: The agreement between the Fund and the
                  Participant to defer Compensation under the Plan.

         2.04 Deferred Compensation: The amount, as mutually agreed to by the Participant and the Fund, by which any Compensation not yet earned shall be reduced in return for the benefits provided under this Plan.

         2.05 Lump Sum: A single payment of the entire balance credited to the Participant's bookkeeping account under ARTICLE IV.

         2.06 Notional Fund: Any open-end management investment company registered under the Investment Company Act of 1940 with respect to which ALIAC serves as investment adviser, shares of which are sold to the public, and which the Plan Administrator designates as a Notional Fund under the Plan.

         2.07 Participant: Any Eligible Director of the Fund who fulfills the eligibility and enrollment requirements of ARTICLE III.

         2.08 Retirement: The time at which the Participant ceases to serve as an Eligible Director of the Fund in conformity with the Retirement Policy of the Board in effect at the time of such cessation of service.

         2.09 Termination of Services: The time at which the Participant ceases to serve as an Eligible Director of the Fund for any reason other than Retirement or death.

         2.10 Unforeseeable Emergency: An unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to the individual if early withdrawal were not permitted in accordance with
                  ARTICLE VII hereof.

III.     PARTICIPATION IN THE PLAN

         3.01 Eligibility: Any director or trustee of the Fund who is not an employee of the Fund or of the Fund's distributor or administrator, or who is not an employee of ALIAC or any affiliate of ALIAC, and who is not eligible to participate in the Retirement Plan for Employees of Aetna Inc. ("Eligible Director"), is eligible to participate in the Plan.

         3.02     Enrollment in the Plan:

                  (a)      An Eligible Director may become a
                           Participant by executing a Deferral
                           Agreement whereunder that Eligible Director agrees to defer all or a portion of Compensation not yet earned and agrees to the provisions of the Plan.


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                  (b)      An election by the Eligible Director to
                           defer Compensation under the Plan for any calendar year shall not be effective unless such election is made on or before December 31 of the preceding year, except that

                           (1)      in the year in which the Plan is
                                    first implemented, the Eligible
                                    Director may elect to participate
                                    in the Plan within thirty days of
                                    the date on which the Plan is
                                    implemented, with deferral of
                                    Compensation to begin on the first
                                    day of the month subsequent to the
                                    month in which the election is
                                    made, or

                           (2)      an Eligible Director may elect to
                                    participate in the Plan within
                                    thirty days of the date upon which
                                    such Director first meets the
                                    eligibility requirements of
                                    Section 3.01, with deferral of
                                    Compensation to begin on the first
                                    day of the month subsequent to the
                                    month in which the election is
                                    made.

                  (c)      An Eligible Director who defers
                           Compensation may not modify the Eligible
                           Director's Deferral Agreement to change the amount deferred except with respect to Compensation earned in a subsequent calendar year where the Participant notifies the Plan Administrator in writing or except as provided in ARTICLE VII hereof with respect to WITHDRAWALS.

                  (d) A Participant may elect the manner in which benefits will be distributed under the Deferral Agreement. The distribution election may be subsequently changed by the Participant by notifying the Plan Administrator in writing of the Participant's election, but such amendment will only be effective with respect to the distribution of Compensation earned and amounts credited on such Compensation in the Participant's bookkeeping account in calendar years following the year in which the amendment is requested.

IV.      ACCUMULATION OF DEFERRED COMPENSATION

         4.01 The Plan Administrator shall establish a bookkeeping account on behalf of the Participant, the value of which at any given time shall determine the benefits payable to the Participant under ARTICLES V and VI and the Withdrawal values under
                  ARTICLE VII. Beginning on the date the Participant first enrolls in the Plan, the account shall be credited with an amount equal to the Participant's Deferred Compensation at such times as the Compensation subject to deferral would otherwise have been paid.


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                  Until the account is removed from the books of the Fund, the account shall be further adjusted for notional investment experience as described in Section 4.02.

         4.02 Amounts credited to the Participant's bookkeeping account shall be periodically adjusted for notional investment experience. In each case such notional investment experience shall be determined by treating such account as though an equivalent dollar amount had been invested and reinvested in one or more of the Notional Funds. The Notional Funds used as a basis for determining notional investment experience with respect to the Participant's account shall be designated by the Participant in writing by instrument of election and may be changed prospectively by similar written election no later than thirty days before the end of a calendar quarter effective as of the first day of the subsequent calendar quarter. The Plan Administrator may from time to time limit the Notional Funds available for purposes of such election. If at any time any Notional Fund that has previously been designated by the Participant as a notional investment shall cease to exist or shall be unavailable for any reason, or if the Participant fails to designate one or more Notional Funds pursuant to this Section 4.02, the Plan Administrator may, at its discretion and upon notice to the Participant, treat any amounts previously notionally invested or to be notionally invested in such Notional Fund as being invested in Aetna Money Market Fund or if such Notional Fund ceases to exist or is unavailable for any reason, such other short-term high-quality fixed-income Notional Fund as the Plan Administrator may from time to time designate, in all cases only until such time as the Participant shall have made another investment election in accordance with the foregoing procedures. The Participant's bookkeeping account shall continue to be adjusted for notional investment experience until distributed in full in accordance with the distribution methods set forth in this Plan.

         4.03 It is specifically provided that neither the Plan Administrator nor the Fund shall be obligated to make actual cash deposits in the account, but only to make bookkeeping entries as if deposits had been made. If for its own convenience the Fund should make deposits, it is further provided that any sums thus deposited shall remain a general unrestricted asset of the Fund and shall not be deemed as being held in trust, escrow, or in any other fiduciary manner for the benefit of the Participant. The Participant understands that the value of the Participant's bookkeeping account will fluctuate due to the investment experience of the Notional Funds and that at the time at which benefits become payable under the Plan, the value of the Participant's bookkeeping account may be less than the total amount of Compensation deferred under the Plan. The Fund is not responsible or liable for any amount by which the total amount of Compensation deferred


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                  exceeds the value of the bookkeeping account and the Fund
                  shall have no obligation to restore any such difference.

V.       BENEFITS ON RETIREMENT

         5.01 If the Participant continues in the service of the Fund until Retirement, the Fund shall pay to such Participant the amount then and thereafter standing credited to the bookkeeping account described in
                  ARTICLE IV at the time and in the manner as elected by the Participant in the Participant's Deferral Agreement. If monthly or annual installments are elected by the Participant, the estimated payments must be at least $1,000 per month or $10,000 per year; if the applicable minimum is not met, the payout duration will be adjusted to meet the minimums. Installment payments shall be substantially equal over the period elected. Any excess amounts remaining in the account shall be paid out in the final installment. With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant's bookkeeping account on the date of the Participant's Retirement. The Lump Sum shall be paid to the Participant no later than the fifteenth day of the month following the date of the Participant's Retirement.

         5.02 Should the Participant die at any time after Retirement, whether prior to or after the Participant has begun to receive the retirement payments provided for in Section 5.01, the Participant's designated Beneficiary or Beneficiaries shall be entitled to receive the balance of such payments as they fall due, or, in the sole discretion of the Plan Administrator, in a Lump Sum equal to the current value of the deceased Participant's bookkeeping account on the date of the Participant's death. If no Beneficiary or Beneficiaries are designated as provided in Section
                  2.01 of this Plan at the time the Participant dies, then the Participant's estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's bookkeeping account on the date of the Participant's death. If a designated Beneficiary or Beneficiaries survive the death of the Participant, and said designated Beneficiary or Beneficiaries do not survive the period during which payments are to be made under this Plan, then:

                  (a)      If there is only one designated
                           Beneficiary, then the designated
                           Beneficiary's estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's bookkeeping account on the date of the designated Beneficiary's death, or

                  (b)      If there is more than one designated
                           Beneficiary, then the death of any
                           designated Beneficiary who is not the last to die shall cause all


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                           prospective payments under this Plan previously
                           designated to the deceased Beneficiary to be redistributed proportionately among the surviving designated Beneficiaries.

                  Upon the death of the last designated Beneficiary, such designated Beneficiary's estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's bookkeeping account on the date of the designated Beneficiary's death.

VI.      BENEFITS ON TERMINATION OF SERVICES OR DEATH PRIOR TO RETIREMENT

         6.01 In the event there is a Termination of Services, the Fund shall pay to the Participant the amount then and thereafter standing credited to the bookkeeping account described in ARTICLE IV at the time and in the manner as elected by the Participant in the Participant's Deferral Agreement. If monthly or annual installments are elected by a Participant, the estimated payments must be at least $1,000 per month or $10,000 per year; if the applicable minimum is not met, the payout duration will be adjusted to meet the minimums. Installment payments shall be substantially equal over the period elected. Any excess amounts remaining in the account shall be paid out in the final installment. With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant's bookkeeping account on the date of Termination of Services. The Lump Sum shall be paid to the Participant no later than the fifteenth day of the month following the date of Termination of Services.

         6.02 In the event the Participant dies before the Participant's Retirement or the Participant dies prior to receiving all of the payments under Section 6.01, the Participant's designated Beneficiary or Beneficiaries shall be entitled to receive the balance remaining of such payments as they fall due, or, in the sole discretion of the Plan Administrator, in a Lump Sum equal to the current value of the deceased Participant's bookkeeping account on the date of the Participant's death. If no Beneficiary or Beneficiaries are designated as provided in Section 2.01 of this Plan at the time the Participant dies, then the Participant's estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's bookkeeping account on the date of the Participant's death. If a designated Beneficiary or Beneficiaries survive the death of the Participant, and said designated Beneficiary or Beneficiaries do not survive the period during which payments are to be made under this Plan, then:


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                  (a)      If there is only one designated
                           Beneficiary, then the designated
                           Beneficiary's estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's bookkeeping account on the date of the designated Beneficiary's death, or

                  (b) If there is more than one designated Beneficiary, then the death of any designated Beneficiary who is not the last to die shall cause all prospective payments under this Plan previously designated to the deceased Beneficiary to be redistributed proportionately among the surviving designated Beneficiaries.

                           Upon the death of the last designated
                           Beneficiary, such designated Beneficiary's estate shall be paid by the Plan as promptly as possible after due proof of death a Lump Sum amount equal to the value of the Participant's bookkeeping account on the date of the designated Beneficiary's death.

VII.     WITHDRAWALS

                  In the event of an Unforeseeable Emergency, the Participant may apply to the Plan Administrator for early withdrawal from the Plan of an amount limited to that which is necessary to meet the emergency. If such application for withdrawal is approved by the Plan Administrator, the withdrawal will be effective at the latter of the date specified in the Participant's application or the date of approval by the Plan Administrator. Whenever an application for withdrawal is honored, the Plan Administrator shall pay the Participant from the Participant's bookkeeping account described in ARTICLE IV only those amounts necessary to meet the emergency. The Participant's bookkeeping account shall be appropriately adjusted to reflect the amounts withdrawn. An Unforeseeable Emergency shall include the following: bankruptcy or impending bankruptcy, unexpected and nonreimbursable major expenses resulting from illness to person or accident to person or property and other types of unexpected and nonreimbursable expenses of a major or emergency nature where withdrawal of funds would be necessary to prevent serious financial hardship to the Participant. Withdrawals for foreseeable expenditures such as the down payment on a home, vacation expenses, purchase of an automobile, or education expenses will not be permitted. As provided in Section 1.02, the Plan Administrator shall make the required findings under this provision and such findings shall be binding upon all persons.

VIII.    AMENDMENT OR TERMINATION OF PLAN


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         8.01     The Board may at any time terminate this Plan. Upon
                  such termination, the Participant will be deemed to have revoked the election to defer Compensation as of the date of such termination. Upon termination, no part of the Participant's Compensation will be deferred and the Participant shall be treated as if there had been a Termination of Services under
                  Section 6.01 on the date of the termination for purposes of payment of benefits under the Plan.

         8.02 The Board may amend the provisions of this Plan at any time provided, however, that no amendment shall adversely affect the rights of the Participant or the designated Beneficiary or Beneficiaries, if any, as to the receipt of payments under the Plan to the extent of any Compensation deferred before the time of the amendment.

IX.      PARTICIPANT STATUS

                  The Participant in the Plan shall have only the status of general unsecured creditor of the Fund. The Plan constitutes a mere promise by the Fund to make payments in the future.

X.       NON-ASSIGNABILITY CLAUSE

                  It is expressly provided that neither the Participant nor the Participant's Beneficiary or Beneficiaries, nor any other designee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder which payments and rights thereto are expressly declared to be non-assignable and non-transferable and, in the event of any attempted assignment or transfer, the Fund shall have no further liability hereunder. Moreover, no unpaid benefits shall be subject to attachment, garnishment or execution, or be transferable by operation of law in the event of bankruptcy or insolvency, except to the extent otherwise required by law. The right of the Participant or the Participant's Beneficiary or Beneficiaries to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's Beneficiary or Beneficiaries.

XI.      APPLICABLE LAW

                  This Plan shall be construed under the law of the State of Connecticut.


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II.      EFFECTIVE DATE

                  This Plan shall be effective on the date of its adoption by the Fund's Board of Directors or on such later date as may be provided in the vote, resolution or consent in which such adoption takes place.

Adopted by the Board, by resolution, on September 24, 1997.



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